Restricted Stock Agreement

THIRD AMENDED AND RESTATED REVLON, INC. STOCK PLAN

RESTRICTED STOCK AGREEMENT dated as of ______________, between REVLON, INC., a Delaware corporation (“Revlon” and, together with Revlon’s affiliates, the “Company”), and _________________ (the “Grantee”).

Revlon’s Compensation and Stock Plan Committee (the “Committee”) has determined that the objectives of the Third Amended and Restated Revlon, Inc. Stock Plan (the “Plan”) will be furthered by granting to the Grantee shares of Revlon, Inc. Class A common stock (“Common Stock”), subject to certain restrictions, upon the terms and conditions hereinafter contained (“Restricted Stock” or the “Restricted Stock Award”).

In consideration of the foregoing and of the mutual undertakings set forth in this Restricted Stock Agreement (the “Agreement”), the Company and the Grantee agree as follows:

SECTION 1. Number of Shares. Subject to Section 10 of this Agreement, the Company hereby grants to the Grantee the number of shares of Restricted Stock set forth on Schedule 1 hereto. The Grantee shall not be required to make any payment for the Restricted Stock.

SECTION 2. Restrictions.

(a) Lapse of Restrictions. For so long as the Restricted Stock Award shall not be cancelled pursuant to the terms of the Plan or this Agreement, the restrictions relating to the Restricted Stock Award which is the subject of this Agreement shall lapse in accordance with the schedule set forth on Schedule 1 hereto. Notwithstanding the foregoing, the restrictions relating to the Restricted Stock Award which is the subject of this Agreement shall immediately lapse and such shares shall be deemed fully vested upon a “Change of Control”, as defined in Schedule 2 hereto.

(b) Transfer Agent Action Upon Lapse of Restrictions. Upon the grant of the Restricted Stock, the Company shall promptly instruct its transfer agent to record the Restricted Stock as the property of the Grantee, subject to restrictions. Upon the lapse of restrictions relating to the shares of Restricted Stock, as set forth in Section 2, the Company shall promptly (and in no circumstances later than the fifteenth day of the third month of the year following the year in which the restrictions lapse) instruct its transfer agent to eliminate any notation of the restrictions with respect to the shares and to record the shares as outstanding, with no restrictions.

SECTION 3. Voting; Dividends. Prior to the date that restrictions lapse pursuant to Section 2 of this Agreement, the Grantee shall have no right to vote and no right to receive dividends or other distributions with respect to the Restricted Stock. Subject to the restrictions set forth in the Plan and this Agreement, from and after the date that restrictions lapse pursuant to Section 2 of this Agreement, the Grantee shall possess all incidents of ownership of the shares of Restricted Stock granted hereunder, including the right to receive dividends with respect to such shares of Restricted Stock and the right to vote such shares of Restricted Stock, but only with respect to the shares of Restricted Stock for which such restrictions have lapsed pursuant to Section 2.

SECTION 4. Taxes. As a condition to the recording of the shares as outstanding, with no restrictions, the Grantee shall pay to the Company promptly upon request, and in any event at the time the

Grantee recognizes taxable income in respect of the shares of Restricted Stock (which would include the date that restrictions lapse pursuant to Section 2 hereof), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the shares of Restricted Stock. Such payment shall be made in the form of cash; if the Company approves, by withholding from delivery shares upon the lapse of restrictions shares of Common Stock having a fair market value (determined as of the date as to which the amount of tax to be withheld is determined) equal to the minimum amount of tax required to be withheld; or in such other manner as the Company in its sole discretion may permit from time to time in accordance with Section 3.4 of the Plan. It is understood and agreed that if the Grantee fails to elect an alternative method of payment or to make such payment to the Company in a timely manner, the Company may withhold from delivery shares of Common Stock, as set forth above, in order to satisfy such withholding requirements. The Grantee further agrees and acknowledges that all other taxes, duties and fees related to the lapse of restrictions are for the Grantee's account and must be paid directly by the Grantee. The Grantee may not make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the grant of any shares of Restricted Stock hereunder.

SECTION 5. Termination of Employment.

(a) Effective as of the date of the Grantee's termination of employment with the Company for any reason, all Restricted Stock which is unvested or as to which all restrictions have not lapsed as provided in Section 2 of this Agreement shall be cancelled, except to the extent the Committee may otherwise determine.

(b) Nothing in the Plan or this Agreement shall confer upon the Grantee or any other person the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee or any other person.

(c) If the Grantee ceases employment with the Company and accepts employment with a competitor in violation of the Company's Employee Agreement as to Confidentiality and Non-Competition, as in effect from time to time, or any other non-competition agreement or covenant executed by the Grantee, then the value of any Restricted Stock which vested during the 12 month period prior to the date of termination shall be repaid to the Company by the Grantee, in cash, within ten (10) days of such acceptance of employment and the Company is hereby authorized to deduct such amount from any other amounts otherwise due the Grantee.

SECTION 6. Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, as may be amended from time to time, which are incorporated hereby and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

SECTION 7. Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) he has received, read and understood a copy of the Plan, including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), and this Agreement and accepts the shares of Restricted Stock upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any award thereunder or under this Agreement. The Grantee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this

Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.

SECTION 8. Nontransferability. No shares of Restricted Stock granted to the Grantee under this Agreement shall be assignable or transferable by the Grantee (voluntarily or by operation of law), other than by will or by the laws of descent and distribution prior to the lapse of restrictions set forth in the Plan and this Agreement applicable thereto.

SECTION 9. Legend on Certificates. The Grantee agrees that any certificate issued for shares of Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Third Amended and Restated Revlon, Inc. Stock Plan (the “Plan”) and an agreement entered into between the registered owner and Revlon, Inc. (the “Agreement”). Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation, encumbrance or otherwise, shall be null and void and without effect.

SECTION 10. Conditions.

(a) Notwithstanding anything contained in this Agreement to the contrary the grant of the award pursuant to Section 1 hereof is conditioned upon and subject to the Grantee's execution and delivery to the Company of an executed copy of this Agreement.

(b) By entering into this Agreement and as a condition for receiving the grant of the award pursuant to Section 1 hereof, the Grantee agrees to fully comply in all respects with the terms of the Company's Employee Agreement as to Confidentiality and Non-Competition, whether or not the Grantee is a signatory thereof, with the same effect as if the same were set forth herein in full.

SECTION 11. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Treasurer of Revlon, with a copy to the Company's Chief Legal Officer, each at 237 Park Avenue, New York, NY 10017, or at such other address as the Company may hereafter designate to the Grantee by notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth below, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when received by personal delivery or by registered or certified mail to the party entitled to receive the same.

SECTION 12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the heirs and personal representatives of the Grantee.

SECTION 13. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

SECTION 14. Modifications to Agreement; Waivers. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both Revlon and the Grantee. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 15. Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Restricted Stock Award granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.

SECTION 16. Committee Authority. The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.

SECTION 17. No Violation of Securities Laws; Securities Trading Policy.

(a) The Company shall not be obligated to make any payment hereunder if such payment, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.

(b) It is understood and agreed that under the Company's Confidentiality of Information and Securities Trading Policy, as is in effect from time to time (the “Trading Policy”), employees and Directors of the Company, including Grantees of restricted stock, may be restricted from selling shares of restricted stock after the restrictions lapse and during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company's earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

SECTION 18. Severability. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if is cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.

SECTION 19. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

SECTION 20. Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and the Committee in its sole discretion shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares or whether any rights to any fractional share shall be canceled, terminated, or otherwise eliminated without payment of any consideration.

SECTION 21. Entire Agreement. This Agreement and the Plan contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Grantee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the Restricted Stock grant that are not included in this Agreement or the Plan.

SECTION 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REVLON, INC.
By:
Name:
Title:

(Signature of Grantee)

(Printed Name)

(Address)

Notice of Grant of Restricted Stock	Revlon, Inc. ID: 13-3662955 237 Park Avenue New York, NY 10017

Name:

Address:

You have been granted restricted shares of Revlon, Inc. Class A Common Stock as follows:

Restricted Stock Grant No.

Date of Grant

Number of Restricted Shares

The vesting schedule of the restricted shares of stock granted hereunder is as follows:

________ of the shares granted hereunder shall vest on ___________, _________ of the shares granted hereunder shall vest on ___________ and the remainder of the shares granted hereunder shall vest on ______________. On each vesting date, the exact number of shares vesting shall be subject to rounding to the nearest whole share, as determined by the Company.

This grant is made under and governed by the terms and conditions of the Third Amended and Restated Revlon, Inc. Stock Plan and the Restricted Stock Agreement, of which this Notice forms a part.

Under the Company's Confidentiality of Information and Securities Trading Policy (the “Trading Policy”), employees and Directors of the Company, including Grantees of restricted stock, may be restricted from selling shares of restricted stock after the restrictions lapse and during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company's earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

*** SCHEDULE 1 TO RESTRICTED STOCK AGREEMENT ***

For Revlon, Inc.	Date

Grantee	Date

SCHEDULE 2 TO RESTRICTED STOCK AGREEMENT

Change of Control

A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity's Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

(iv) a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record

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holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.

“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation's 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation's 9½% Senior Notes due 2011.

“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

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